EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS FIRST QUARTER 2014 RESULTS

PITTSBURGH–May 21, 2014 - American Eagle Outfitters, Inc. (NYSE:AEO) today reported earnings of $0.02 per diluted share for the first quarter ended May 3, 2014, compared to adjusted earnings of $0.18 per diluted share for the comparable quarter last year.

Jay Schottenstein, Interim CEO stated, “Results were consistent with our expectations. The quarter reflected weak sales and increased markdowns. We are committed to improved profitability and are working hard to implement our plan to strengthen our brands, channels and operations. Specific actions underway include continuing to build strong omni-channel capabilities, rationalizing our store fleet, reducing expenses, growing international licensed stores, and most importantly, delivering great merchandise and customer experience across our brands. Our focus is on leveraging our strong brands and talented team in order to deliver long-term profitable growth and enhanced value for our shareholders.”

First Quarter 2014 Results

The following discussion is based on Non-GAAP results for the comparable quarter last year, as presented in the accompanying GAAP to Non-GAAP reconciliation.

•	Total net revenue decreased 5% to $646 million from $679 million last year.

•	Total revenue included growth from non-comp factory stores, international stores and licensed store revenue.

•	Consolidated comparable sales decreased 10%, following a 5% decrease last year.

•	Gross profit decreased 15% to $226 million and 420 basis points to 34.9% as a rate to revenue. Gross margin reflected the de-leverage of rent on negative comparable sales and increased markdowns, partially offset by favorability in merchandise and design costs.

•	Selling, general and administrative expense of $185 million increased 2% or $4.3 million, which included $2.3 million in severance. Investments in factory stores, international and omni-channel drove the increase, and were largely offset by $10 million of expense reductions.

•	Operating income decreased 85% to $8 million. The operating margin decreased 710 basis points to 1.3%.

•	EPS of $0.02 compares to adjusted EPS of $0.18 last year.

Inventory

Total merchandise inventories at the end of the first quarter declined 3% to $329 million compared to $341 million last year. At cost per foot, inventory decreased 7%. Inventories reflect a change to ownership terms completed late last year, as we began taking ownership of inventory at the receiving port rather than the port of departure. Excluding the change in terms, inventory at cost per foot increased in the mid single-digits. Second quarter 2014 ending inventory at cost per foot is expected to decline in the mid teens, or mid single-digits excluding the change in ownership terms.

Capital Expenditures

In the first quarter, capital expenditures totaled $72 million. For fiscal 2014, the company continues to expect capital expenditures of approximately $230 million.

Real Estate

The company opened 11 new stores, including 5 factory stores, 2 stores in Mexico, and 1 store in China, and closed 20 locations, including 14 aerie stores. Three new North American mainline stores opened in key markets. Additionally, the company added 11 international licensed stores, including its first store in Colombia, and ended the quarter with 77 licensed stores in 13 countries.

Following a comprehensive fleet review, the company has identified an additional 150 stores to close in North America over the next three years, including nearly 100 AE stores. For 2014, the company is planning to close approximately 50 AE and 20 aerie stores in North America. Beginning in 2015, the company anticipates annualized after-tax savings of approximately $10-$15 million related to these store closures. For additional first quarter 2014 actual and fiscal 2014 projected real estate information, see the accompanying table.

Cash and Investments

The company ended the quarter with total cash and investments of $328 million compared to $496 million last year.

Second Quarter Outlook

Based on a high single-digit decline in comparable sales, management expects second quarter EPS to be approximately breakeven compared to earnings of $0.10 per diluted share last year. The guidance excludes potential asset impairment and restructuring charges.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 11:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 77 licensed international franchise stores in 13 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including regarding second quarter 2014 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.
Kristen Zaccagnini, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	May 3, 2014	February 1, 2014	May 4, 2013
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$327,699	$418,933	$383,175
Short-term investments	-	10,002	113,041
Merchandise inventory	329,249	291,541	340,508
Accounts receivable	67,720	73,882	55,193
Prepaid expenses and other	86,856	83,724	97,512
Deferred income taxes	46,057	45,478	42,649

Total current assets	857,581	923,560	1,032,078

Property and equipment, net	683,749	637,417	526,797
Intangible assets, net	49,087	49,271	37,931
Goodwill	13,598	13,530	11,434
Non-current deferred income taxes	11,663	24,835	23,325
Other assets	36,199	45,551	35,479

Total Assets	$1,651,877	$1,694,164	$1,667,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$195,703	$203,872	$161,778
Accrued compensation and payroll taxes	31,219	23,560	27,993
Accrued rent	74,023	76,397	74,034
Accrued income and other taxes	7,756	5,778	7,948
Unredeemed gift cards and gift certificates	35,578	47,194	33,435
Current portion of deferred lease credits	13,155	13,293	14,219
Other current liabilities and accrued expenses	38,303	45,384	27,728

Total current liabilities	395,737	415,478	347,135

Deferred lease credits	61,562	59,510	69,399
Non-current accrued income taxes	11,063	16,543	19,321
Other non-current liabilities	34,357	36,455	24,064

Total non-current liabilities	106,982	112,508	112,784

Commitments and contingencies	-	-	-
Preferred stock	-	-	-
Common stock	2,496	2,496	2,496
Contributed capital	556,054	573,008	583,795
Accumulated other comprehensive income	16,093	12,157	28,795
Retained earnings	1,542,106	1,569,851	1,592,706
Treasury stock	(967,591)	(991,334)	(1,000,667)

Total stockholders’ equity	1,149,158	1,166,178	1,207,125

Total Liabilities and Stockholders’ Equity	$1,651,877	$1,694,164	$1,667,044

Current Ratio	2.17	2.22	2.97

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	May 3, 2014	% of Revenue	May 4, 2013	% of Revenue

Total net revenue	$646,129	100.0%	$679,477	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	420,284	65.1%	415,868	61.2%

Gross profit	225,845	34.9%	263,609	38.8%
Selling, general and administrative expenses	185,058	28.6%	182,253	26.8%
Depreciation and amortization	32,362	5.0%	35,539	5.3%

Operating income	8,425	1.3%	45,817	6.7%
Other income (expense), net	686	0.1%	(682)	-0.1%

Income before income taxes	9,111	1.4%	45,135	6.6%
Provision for income taxes	5,245	0.8%	17,159	2.5%

Net income	$3,866	0.6%	$27,976	4.1%

Net income per basic share	$0.02		$0.14
Net income per diluted share	$0.02		$0.14
Weighted average common shares outstanding - basic	194,060		192,710
Weighted average common shares outstanding - diluted	194,702		196,718

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended May 4, 2013
	Gross Profit	Selling, general & administrative expenses	Depreciation and amortization	Operating income (loss)	Income before income taxes	Diluted income per common share
GAAP Basis	$263,609	$182,253	$35,539	$45,817	$45,135	$0.14
Asset Write-offs & Corporate Charges(1):	(2,425)	1,512	7,606	(11,543)	(11,543)	(0.04)

Non-GAAP Basis	$266,034	$180,741	$27,933	$57,360	$56,678	$0.18
% of Total Net Revenue	39.1%	26.6%	4.1%	8.4%	8.3%

(1) - Pre-tax charges including $5.1M of corporate & store asset write-offs, $5.0M for the write-down of the Company’s corporate jet and $1.4M of employee severance & related costs.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	First Quarter Comparable Sales
	2014	2013
American Eagle Outfitters, Inc. (1)	-10%	-5%
AE Total Brand (1)	-11%	-6%
aerie Total Brand (1)	-4%	4%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

REAL ESTATE INFORMATION

(unaudited)

	First Quarter Fiscal 2014	Fiscal 2014 Guidance
Consolidated stores at beginning of period	1,066	1,066
Consolidated stores opened during the period
AE Brand	11	40 - 50
Consolidated stores closed during the period
AE Brand	(6)	(50)
aerie	(14)	(20)

Total consolidated stores at end of period	1,057	1,036 - 1,046
Stores remodeled and refurbished during the period	22	45
Total gross square footage at end of period	6,495,360	Not Provided
International franchise stores at end of period (1)	77	106

(1) - International franchise stores are not included in the consolidated store data or the total gross square footage calculation.